Exhibit 99.1

MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2025 RESULTS
Revenues, operating income and Adjusted EBITDA improve significantly
Milwaukee, August 1, 2025 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2025 ended June 30, 2025.

“It was a strong quarter for Marcus Corporation, with significant growth in revenue, operating income, net earnings and Adjusted EBITDA,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “Marcus Theatres led the way, as significant improvements in both the quality and quantity of new films drove marked increases in attendance throughout the quarter. Marcus Hotels & Resorts also performed well as group business continued to grow, particularly at our newly renovated hotels. As we look ahead, we remain confident in the operating strength of both businesses and remain focused on driving performance at every level.”
Second Quarter Fiscal 2025 Highlights
•Total revenues for the second quarter of fiscal 2025 were $206.0 million, a 17.0% increase from total revenues of $176.0 million for the second quarter of fiscal 2024.
•Operating income was $13.0 million for the second quarter of fiscal 2025, compared to operating income of $2.2 million for the prior year quarter.
•Net earnings was $7.3 million for the second quarter of fiscal 2025, compared to net loss of $20.2 million for the same period in fiscal 2024. Net loss for the second quarter of fiscal 2024 was negatively impacted by $15.0 million, or $0.47 per share, of convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net loss was $5.2 million for the second quarter of fiscal 2024.
•Net earnings per diluted common share was $0.23 for the second quarter of fiscal 2025, compared to net loss per diluted common share of $0.64 for the second quarter of fiscal 2024. Excluding the impacts of the convertible senior notes repurchases, net loss per diluted common share was $0.17 for the second quarter of fiscal 2024.
•Adjusted EBITDA was $32.3 million for the second quarter of fiscal 2025, a 46.9% increase from Adjusted EBITDA of $22.0 million for the prior year quarter.
First Half Fiscal 2025 Highlights
•Total revenues for the first half of fiscal 2025 were $354.8 million, a 12.8% increase from total revenues of $314.6 million for the first half of fiscal 2024.

•Operating loss was $7.4 million for the first half of fiscal 2025, compared to operating loss of $14.4 million for the first half of fiscal 2024.
•Net loss was $9.5 million for the first half of fiscal 2025, compared to net loss of $32.1 million for the first half of fiscal 2024. Net loss for the first half of fiscal 2024 was negatively impacted by $15.0 million, or $0.47 per share, of convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net loss was $17.1 million for the first half of fiscal 2024.
•Net loss per diluted common share was $0.31 for the first half of fiscal 2025, compared to net loss per diluted common share of $1.03 for the first half of fiscal 2024. Excluding the impacts of the convertible senior notes repurchases, net loss per diluted common share was $0.56 for the first half of fiscal 2024.
•Adjusted EBITDA was $32.0 million for the first half of fiscal 2025, a 32.0% increase from Adjusted EBITDA of $24.3 million for first half of fiscal 2024.

Marcus Theatres®

Revenues, operating income and Adjusted EBITDA improved significantly in the second quarter of fiscal 2025. Total revenues were $131.7 million, a 29.8% increase compared to the second quarter of fiscal 2024. Operating income was $15.7 million, a $12.9 million increase compared to the second quarter of fiscal 2024. Adjusted EBITDA was $26.5 million, a 76.2% increase from the second quarter of fiscal 2024.

Same store admission revenues for the second quarter of fiscal 2025 increased 29.3%. Same store attendance increased 26.7% in the second quarter of fiscal 2025 with average ticket prices up 2.0% compared to the prior year quarter primarily due to stronger mix of films playing to premium large format screens. Average concession revenues per person increased 3.1% during the second quarter compared to the prior year quarter. During the second quarter of fiscal 2025, Marcus Theatres’ top five highest-performing films were A Minecraft Movie, Lilo & Stitch, Sinners, How To Train Your Dragon, and Thunderbolts*.

“The steady cadence of broadly appealing new movies during the second quarter of fiscal 2025 are making it a summer to remember at Marcus Theatres,” said Mark A. Gramz, president of Marcus Theatres. “The second quarter got off to a great start with the blockbuster successes of A Minecraft Movie, Sinners and Thunderbolts*, followed closely by hit films like Lilo & Stitch and Mission Impossible - The Final Reckoning, which led to a record Memorial Day weekend for Marcus Theatres. June was similarly upbeat, with the rhythm of appealing new releases continuing to bring moviegoers back to the theatre to enjoy more great films. Momentum continued into the start of the third quarter fiscal 2025 with strong performances from Jurassic World Rebirth and Superman, with more exciting film releases planned throughout the rest of summer and remainder of the year.”

Several films have contributed to early fiscal 2025 third quarter results, including: Superman, Jurassic World Rebirth, and The Fantastic Four: First Steps, with a strong film slate scheduled for the remainder of the year, including The Naked Gun, The Bad Guys 2, Freakier Friday, The Conjuring: Last Rites, Downton Abbey: The Grand Finale, Tron: Ares, The Black Phone 2, Mortal Kombat 2, Now You See Me: Now You Don’t, Wicked: For Good, Zootopia 2, Five Nights at Freddy’s 2, The SpongeBob Movie: Search for SquarePants and Avatar: Fire and Ash.

During the second quarter, Marcus Theatres completed renovations at the Marcus Syracuse Cinema (formerly Movie Tavern Syracuse) in New York and Movie Tavern Trexlertown in Pennsylvania including fully remodeled lobbies, new concession stands and self-serve drink stations, enhanced bar areas with additional screens for sports and special event viewing, and refreshed decor with improved guest flow throughout the buildings. Similar investments in revenue-enhancing amenities were completed in July at Marcus Brannon Crossing Cinema (formerly Movie Tavern Brannon Crossing) in Kentucky.

Marcus® Hotels & Resorts

During the second quarter of fiscal 2025, Marcus Hotels & Resorts reported total revenues before cost reimbursements of $64.6 million, a 1.2% increase over the prior year quarter. Operating income of $4.2 million during the second quarter of fiscal 2025 decreased $1.9 million and was impacted by an increase in depreciation expense of $1.7 million following hotel renovations completed in 2024. Adjusted EBITDA was $11.2 million in the second quarter of fiscal 2025, a 1.8% decrease compared to the prior year quarter. Revenues, operating income and Adjusted EBITDA during the second quarter and first half of fiscal 2025 were negatively impacted by the Hilton Milwaukee renovation.

Revenue per available room, or RevPAR, decreased 2.9% at company-owned hotels during the second quarter of fiscal 2025 compared to the second quarter of fiscal 2024. RevPAR growth was unfavorably impacted by the Hilton Milwaukee renovation, which resulted in some rooms displacement during seasonally higher demand periods due to reduced capacity of available rooms. The renovation of the guest rooms was completed at the end of June 2025, with all guest rooms returned to service at the beginning of the fiscal third quarter.

“We are pleased with our results during the second quarter of fiscal 2025, with total revenues on par with the same period last year despite a large number of rooms out of service during the Hilton Milwaukee renovation,” said Michael R. Evans, president of Marcus Hotels & Resorts. “All 554 guest rooms are now fully renovated and available as the busy summer and convention seasons continue. While leisure travel is seeing some industry-wide softening, group demand at Marcus Hotels & Resorts remains strong.”

The last phase of extensive renovations at Hilton Milwaukee is underway. The transformation of the hotel’s 34,000 square feet of meeting and event spaces as well as its exquisite lobby and bar will be completed by the end of the year.

Fiscal Year Change

Beginning December 27, 2024, the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year. Accordingly, beginning in the current year, the Company’s quarterly results will be for three-month periods ending March 31, June 30, September 30 and December 31.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Friday, August 1, 2025, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 862370. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Friday, August 8, 2025, by dialing 1-866-813-9403 and entering passcode 658050. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com
Media: Megan Hakes
(414) 788-6599
Megan.Hakes@hprstrategies.com

Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 27, 2024	June 30, 2025	June 27, 2024
Revenues:
Theatre admissions	$62,348	$48,580	$103,279	$89,176
Rooms	29,632	30,496	48,907	48,709
Theatre concessions	57,611	44,417	95,611	79,112
Food and beverage	21,291	19,272	39,120	35,435
Other revenues	24,790	22,534	47,664	42,236
	195,672	165,299	334,581	294,668
Cost reimbursements	10,371	10,733	20,228	19,911
Total revenues	206,043	176,032	354,809	314,579

Costs and expenses:
Theatre operations	64,172	52,118	113,842	97,103
Rooms	11,086	11,164	20,992	20,575
Theatre concessions	23,337	18,515	40,788	33,401
Food and beverage	15,656	15,080	30,285	28,943
Advertising and marketing	6,644	6,502	11,888	11,803
Administrative	22,972	22,630	47,688	44,032
Depreciation and amortization	17,603	16,699	35,441	32,714
Rent	6,354	6,496	12,571	12,843
Property taxes	4,328	3,688	8,737	7,619
Other operating expenses	10,332	9,741	20,938	19,611
(Gain) loss on disposition of property, equipment and other assets	181	(43)	(1,184)	(20)
Impairment charges	—	472	—	472
Reimbursed costs	10,371	10,733	20,228	19,911
Total costs and expenses	193,036	173,795	362,214	329,007

Operating income (loss)	13,007	2,237	(7,405)	(14,428)

Other income (expense):
Investment income	409	173	483	865
Interest expense	(2,981)	(2,564)	(5,803)	(5,098)
Other income (expense)	(443)	(390)	(887)	(731)
Debt conversion expense	—	(13,908)	—	(13,908)
Equity earnings (losses) from unconsolidated joint ventures	75	(50)	(495)	(437)
	(2,940)	(16,739)	(6,702)	(19,309)

Earnings (Loss) before income taxes	10,067	(14,502)	(14,107)	(33,737)
Income tax expense (benefit)	2,746	5,719	(4,612)	(1,650)
Net earnings (loss)	$7,321	$(20,221)	(9,495)	(32,087)

Net earnings (loss) per common share - diluted	$0.23	$(0.64)	$(0.31)	$(1.03)

Weighted average shares outstanding - diluted	31,431	32,161	31,453	32,027

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2025	December 26, 2024

Assets:

Cash and cash equivalents	$14,901	$40,841
Restricted cash	1,798	3,738
Accounts receivable	22,724	21,457
Assets held for sale	—	1,199
Other current assets	21,586	24,915
Property and equipment, net	694,239	685,734
Operating lease right-of-use assets	152,686	159,194
Other assets	108,373	107,450

Total Assets	$1,016,307	$1,044,528

Liabilities and Shareholders' Equity:

Accounts payable	$36,675	$50,690
Income taxes	1,050	—
Taxes other than income taxes	18,512	18,696
Other current liabilities	71,673	78,806
Current portion of finance lease obligations	2,785	2,591
Current portion of operating lease obligations	16,062	15,765
Current maturities of long-term debt	9,772	10,133
Finance lease obligations	9,572	10,360
Operating lease obligations	156,754	164,776
Long-term debt	170,116	149,007
Deferred income taxes	28,686	32,619
Other long-term obligations	46,232	46,219
Equity	448,418	464,866

Total Liabilities and Shareholders' Equity	$1,016,307	$1,044,528

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended June 30, 2025
Revenues	$131,650	$74,282	$111	$206,043
Operating income (loss)	15,700	4,194	(6,887)	13,007
Depreciation and amortization	10,455	6,746	402	17,603
Adjusted EBITDA	26,546	11,226	(5,505)	32,267

Three Months Ended June 27, 2024
Revenues	$101,452	$74,497	$83	$176,032
Operating income (loss)	2,781	6,117	(6,661)	2,237
Depreciation and amortization	11,520	5,048	131	16,699
Adjusted EBITDA	15,069	11,426	(4,535)	21,960

Six Months Ended June 30, 2025
Revenues	$219,007	$135,604	$198	$354,809
Operating income (loss)	9,419	(1,850)	(14,974)	(7,405)
Depreciation and amortization	21,161	13,482	798	35,441
Adjusted EBITDA	30,240	12,237	(10,469)	32,008

Six Months Ended June 27, 2024
Revenues	$182,722	$131,694	$163	$314,579
Operating income (loss)	(2,958)	955	(12,425)	(14,428)
Depreciation and amortization	22,553	9,912	249	32,714
Adjusted EBITDA	21,225	11,415	(8,389)	24,251
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
Consolidated	June 30, 2025	June 27, 2024	June 30, 2025	June 27, 2024
Net cash flow provided by (used in) operating activities	$31,640	$35,975	$(3,689)	$20,877
Net cash flow provided by (used in) investing activities	(8,766)	(19,882)	(31,545)	(40,640)
Net cash flow provided by (used in) financing activities	(21,898)	1,139	7,354	(2,290)
Capital expenditures	(16,910)	(19,843)	(39,915)	(35,283)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 27, 2024	June 30, 2025	June 27, 2024
Net earnings (loss)	$7,321	$(20,221)	$(9,495)	$(32,087)
Add (deduct):
Investment income	(409)	(173)	(483)	(865)
Interest expense	2,981	2,564	5,803	5,098
Other expense (income)	443	390	887	731
(Gain) Loss on disposition of property, equipment and other assets	181	(43)	(1,184)	(20)
Equity earnings (losses) from unconsolidated joint ventures	(75)	50	495	437
Income tax expense (benefit)	2,746	5,719	(4,612)	(1,650)
Depreciation and amortization	17,603	16,699	35,441	32,714
Share-based compensation (a)	1,441	2,418	4,986	4,932
Impairment charges (b)	—	472	—	472
Theatre exit costs (c)	—	136	135	136
Insured losses (d)	35	41	35	445
Debt conversion expense (e)	—	13,908	—	13,908
Adjusted EBITDA	$32,267	$21,960	$32,008	$24,251

Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2025				Six Months Ended June 30, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$15,700	$4,194	$(6,887)	$13,007	$9,419	$(1,850)	$(14,974)	$(7,405)
Depreciation and amortization	10,455	6,746	402	17,603	21,161	13,482	798	35,441
(Gain) loss on disposition of property, equipment and other assets	169	12	—	181	(1,193)	9	—	(1,184)
Share-based compensation (a)	187	274	980	1,441	683	596	3,707	4,986
Theatre exit costs (c)	—	—	—	—	135	—	—	135
Insured losses (d)	35	—	—	35	35	—	—	35
Adjusted EBITDA	$26,546	$11,226	$(5,505)	$32,267	$30,240	$12,237	$(10,469)	$32,008

	Three Months Ended June 27, 2024				Six Months Ended June 27, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$2,781	$6,117	$(6,661)	$2,237	$(2,958)	$955	$(12,425)	$(14,428)
Depreciation and amortization	11,520	5,048	131	16,699	22,553	9,912	249	32,714
(Gain) loss on disposition of property, equipment and other assets	(45)	2	—	(43)	(27)	7	—	(20)
Share-based compensation (a)	164	259	1,995	2,418	604	541	3,787	4,932
Impairment charges (b)	472	—	—	472	472	—	—	472
Theatre exit costs (c)	136	—	—	136	136	—	—	136
Insured losses (d)	41	—	—	41	445	—	—	445
Adjusted EBITDA	$15,069	$11,426	$(4,535)	$21,960	$21,225	$11,415	$(8,389)	$24,251

(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges related to one permanently closed theatre location in the second quarter of fiscal 2024.
(c)Non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025 and one theatre location in the second quarter of fiscal 2024.
(d)Repair costs that are non-operating in nature related to insured property damage at one theatre location.

(e)Debt conversion expense for repurchases of $86.4 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes Repurchases in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2025 second quarter Form 10-Q for further discussion.